Filed Pursuant to Rule 433
Registration Statement Nos. 333-240978, 333-240978-01
February 22, 2022

PRICING TERM SHEET

Issuer:	ConocoPhillips Company
Guarantor:	ConocoPhillips
Ratings*:	A3 (Moody’s); A- (S&P); A (Fitch)
Issue of Securities:	2.125% Notes due 2024
Principal Amount:	$900,000,000
Coupon:	2.125%
Interest Payment Dates:	Semi-annually on March 8 and September 8, commencing on September 8, 2022
Maturity Date:	March 8, 2024
Treasury Benchmark:	0.875% due January 31, 2024
U.S. Treasury Yield:	1.541%
Spread to Treasury:	+60 bps
Re-offer Yield:	2.141%
Initial Price to Public:	99.969%
Optional Redemption:	Not redeemable prior to September 8, 2022 (the date that is six months after the issuance date of the notes). On or after September 8, 2022, at an amount equal to 100% of the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to the redemption date.
Settlement Date**:	March 8, 2022
CUSIP/ISIN:	20826F AT3 / US20826FAT30
Denomination:	$2,000 and increments of $1,000 in excess thereof
Joint Book-Running Managers:

Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
MUFG Securities Americas Inc.
TD Securities (USA) LLC

Barclays Capital Inc.
BofA Securities, Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Wells Fargo Securities, LLC

Senior Co-Managers:	BBVA Securities Inc. DNB Markets, Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC Standard Chartered Bank U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the notes will be made against payment therefor on or about March 8, 2022, which will be the tenth business day after the date hereof. Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or any of the seven business days after such date will be required, by virtue of the fact that the notes will settle in ten business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 800-221-1037, MUFG Securities Americas Inc. toll-free at 877-649-6848 or TD Securities (USA) LLC toll-free at 855-495-9846.

Issuer:	ConocoPhillips Company
Guarantor:	ConocoPhillips
Ratings*:	A3 (Moody’s); A- (S&P); A (Fitch)
Issue of Securities:	2.400% Notes due 2025
Principal Amount:	$900,000,000
Coupon:	2.400%
Interest Payment Dates:	Semi-annually on March 7 and September 7, commencing on September 7, 2022
Maturity Date:	March 7, 2025
Treasury Benchmark:	1.500% due February 15, 2025
U.S. Treasury Yield:	1.741%
Spread to Treasury:	+70 bps
Re-offer Yield:	2.441%
Initial Price to Public:	99.882%
Optional Redemption:	Not redeemable prior to March 8, 2023 (the date that is one year after the issuance date of the notes). On or after March 8, 2023, at an amount equal to 100% of the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to the redemption date.
Settlement Date**:	March 8, 2022
CUSIP/ISIN:	20826F AU0 / US20826FAU03
Denomination:	$2,000 and increments of $1,000 in excess thereof
Joint Book-Running Managers:

Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
MUFG Securities Americas Inc.

TD Securities (USA) LLC

BofA Securities, Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. BBVA Securities Inc. DNB Markets, Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Standard Chartered Bank U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the notes will be made against payment therefor on or about March 8, 2022, which will be the tenth business day after the date hereof. Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or any of the seven business days after such date will be required, by virtue of the fact that the notes will settle in ten business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 800-221-1037, MUFG Securities Americas Inc. toll-free at 877-649-6848 or TD Securities (USA) LLC toll-free at 855-495-9846.

Issuer:	ConocoPhillips Company
Guarantor:	ConocoPhillips
Ratings*:	A3 (Moody’s); A- (S&P); A (Fitch)
Issue of Securities:	3.800% Notes due 2052
Principal Amount:	$1,100,000,000
Coupon:	3.800%
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2022
Maturity Date:	March 15, 2052
Treasury Benchmark:	1.875% due November 15, 2051
U.S. Treasury Yield:	2.259%
Spread to Treasury:	+155 bps
Re-offer Yield:	3.809%
Initial Price to Public:	99.839%
Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date. On or after September 15, 2051 (the date that is six months prior to the maturity date of the notes), at an amount equal to 100% of the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to the redemption date.
Make-Whole Premium:	T+25 bps
Settlement Date**:	March 8, 2022
CUSIP/ISIN:	20826F AV8 / US20826FAV85
Denomination:	$2,000 and increments of $1,000 in excess thereof
Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC MUFG Securities Americas Inc. TD Securities (USA) LLC
BofA Securities, Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC RBC Capital Markets, LLC SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	Barclays Capital Inc. BBVA Securities Inc. DNB Markets, Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Standard Chartered Bank U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the notes will be made against payment therefor on or about March 8, 2022, which will be the tenth business day after the date hereof. Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or any of the seven business days after such date will be required, by virtue of the fact that the notes will settle in ten business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 800-221-1037, MUFG Securities Americas Inc. toll-free at 877-649-6848 or TD Securities (USA) LLC toll-free at 855-495-9846.